UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

OSL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32658	98-0441032
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1669 Edgewood Road, Suite 214, Yardley, PA	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 363-6776

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Management Services Agreement

On May 26, 2014, OSL Holdings, Inc., (the “we”, “us”, “our”, “Manager”) entered into a Management Services Agreement with Sean Ridgley (“Ridgley”) (the “Agreement”) whereby Ridgley appointed the Manager as its sole and exclusive agent for the management of the business affairs of Ridgley’s business (the “Business”). The Manager accepted that appointment, and will receive $75,000 per month from the Business for its services. The Manager will arrange for the Business to lease, acquire, or otherwise procure a location reasonably acceptable to the Business. The Manager will provide all equipment, fixtures, office supplies, furniture, and furnishings deemed reasonably necessary by the Manager for the operation of the Business. The Manager will provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, payroll, and other support services as are reasonably necessary and appropriate for the operation of the business, including billing and collection.

The Business represents and warrants that, during the term of this Agreement, the Business will conduct its professional business under the name of, and only under the name of, The Natural Way of LA. The Manager and its parent and its affiliates own certain common law mark rights to “The Natural Way of LA” word mark, including, but not limited to, any and all corresponding logos or similar marks and all usage of said word mark (collectively, the “Service Mark”). The Manager hereby grants the Business a non-assignable, non-transferable license (the “License”) (without the right to sublicense) solely to use the Service Mark, consistent with the terms and conditions of the Agreement. The Business may use the Service Mark to identify, advertise, and otherwise promote a retail business within the geographic territory of the State of California. A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The Business Furniture and Equipment Lease Agreement

OSL Holdings, Inc., (the “we”, “us”, “our”, “Lessor”) entered into a Business Furniture and Equipment Lease Agreement with Sean Ridgley (“Lessee”) (the “Agreement”), effective as of June 1, 2014. The Lessor shall lease to Lessee the business furnishings, equipment, and all related software and materials as described on Schedule A to the Agreement (the “Equipment”). Lessor shall maintain the Equipment in good operating condition and repair except for repairs necessitated by damage to the Equipment by the Lessee and/or Lessee’s employees, agents, and assigns. The Agreement shall have an initial term of five (5) years and shall automatically renew for three (3) additional periods of five (5) years untitled terminated as provided in the Agreement. The Lessee agrees to pay $8,333.33 per month to the Lessor, in monthly installments, on the first (1st) day of each month.

The Consulting Agreement

On May 25, 2014, OSL Holdings, Inc., (the “we”, “us”, “our”, “Company”) entered into a Consulting Agreement with Sean Ridgley (“Consultant”) (the “Agreement”) whereby the Consultant agrees to provide contract and business development services (the “Services”) to and for the Company for a period of Thirty-Six (36) months. The Consultant will receive 250,000 shares (the “Shares) of the Company’s common stock (par value $0.001 per share), $15,000 net of all applicable taxes, state, federal, or otherwise for hours expended each month, 50,000 shares of the Company’s common stock (par value $0.001 per share) which shall be issued to Consultant within ten (10) business days of request by Consultant for each month of service, and reimbursement for previously approved expenses incurred by the Consultant in connection with providing the Services. A copy of the Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On May 27, 2014 we issued a press release announcing the execution of the $5 million Management Services Agreement discussed in this report. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
10.1	Management Services Agreement between OSL Holdings, Inc. and Sean Ridgley
10.2	Business Furniture and Equipment Lease Agreement between OSL Holdings, Inc. and Sean Ridgley
10.3	Consulting Agreement between OSL Holdings, Inc. and Sean Ridgley
99.1	Press release dated May 27, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL HOLDINGS, INC.

Date: May 28, 2014	By:	/s/ Robert H. Rothenberg
Robert H. Rothenberg, Chief Executive Officer

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